Exhibit 99.1

New York Community Bancorp, Inc. Regretfully Announces the Passing of William C. Frederick, M.D., a Member of the Board of Directors

WESTBURY, N.Y.--(BUSINESS WIRE)--September 30, 2013--It is with immeasurable sadness that New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today announced the death, on September 27, 2013, of Dr. William C. Frederick, a revered and respected member of the Board of Directors of the Company and its subsidiaries, New York Community Bank and New York Commercial Bank.

A prominent vascular surgeon, Dr. Frederick was affiliated for 36 years with St. Vincent’s Hospital (now Richmond University Medical Center) on Staten Island, where he was as highly regarded for his warmth and compassion as he was for his excellence in the operating room. As chief of surgery, a position he held for twelve years, Dr. Frederick established the first four-year accredited surgical residency training program on Staten Island; he also was the first surgeon on Staten Island with a sub-specialty in vascular surgery.

Dr. Frederick’s commitment to the hospital, his patients, and his profession was paralleled by his commitment to Staten Island, the county he called home for over 50 years. A member of the Richmond County Financial Corp. Board at the time of its merger with and into New York Community Bancorp, Dr. Frederick continued to serve the combined company as a director from July 31, 2001 until his passing, and was a valued member of the Audit Committee and the Nominating and Corporate Governance Committee. Prior to the merger, Dr. Frederick had been a director of Richmond County Financial Corp. since February 1998 and of its savings bank subsidiary, Richmond County Savings Bank, since February 1980. His service to Staten Island also included serving as a director of the Richmond County Savings Bank Division, the Richmond County Savings Foundation, and a local organization, Project Hospitality.

Commenting on Dr. Frederick’s valued contributions, President and Chief Executive Officer Joseph R. Ficalora stated, “Bill’s grace and intelligence informed his actions as a Company and Bank Director, much as they informed his dealings with his colleagues, his patients, and their families. He was the consummate professional and, quite frankly, an endearing human being, who made everyone he dealt with better off for having known him. We extend our deepest sympathies to his beloved wife Joan, their children, and grandchildren; it is not possible to overstate the degree to which he will be missed.”

About New York Community Bancorp, Inc.

With assets of $44.2 billion at June 30, 2013, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi‐family mortgage loans in New York City, with an emphasis on apartment buildings that feature below‐market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 237 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032